Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION IS DENOTED BY ASTERISKS IN BRACKETS [*****].

CONFIDENTIAL TERMINATION AGREEMENT AND RELEASE
This Confidential Termination Agreement and Release (“Agreement”) is made and executed as of July 1, 2024 (the “Effective Date”), by and between GP Pine Chemicals, LLC, a Delaware limited liability company (“Georgia-Pacific”), and Ingevity Corporation, a Delaware corporation (“Ingevity”). Each of Georgia-Pacific or Ingevity may be referred to in this Agreement individually as a “Party” or they may collectively be referred to as the “Parties”.
RECITALS
WHEREAS Georgia-Pacific and Ingevity are parties to the Crude Tall Oil Supply Agreement dated March 8, 2018, as amended from time to time, most recently by the Second Amendment to the Crude Tall Oil Supply Agreement dated March 1, 2023 (the “Supply Agreement”), which governs the purchase and sale of crude tall oil between the Parties and with a 20-year term;
WHEREAS Ingevity has obligations to purchase and receive crude tall oil produced by certain Georgia-Pacific facilities pursuant to the Supply Agreement;
WHEREAS Ingevity desires to discontinue its purchase and receipt of crude tall oil from Georgia-Pacific effective July 1, 2024;
WHEREAS Georgia-Pacific is prepared to continue performing under the Supply Agreement, but is willing to accommodate a termination in exchange for a termination fee to compensate Georgia-Pacific for the accommodation as well as to offset the significant upfront supply chain and other costs Georgia-Pacific will incur as well as significant lost revenue to Georgia-Pacific arising from transitioning Georgia-Pacific’s crude tall oil supply to other channels on limited lead time; and
WHEREAS the Parties further desire to release one another from claims arising out of or related to either Party’s performance under the Supply Agreement, regardless of whether those claims were brought or not and regardless of whether the claims are known or unknown.
AGREEMENT
    NOW THEREFORE, in consideration of the foregoing recitals, which are incorporated into this Agreement by reference, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Termination Payment. Ingevity shall make payment in the amount of $100,000,000.00 to Georgia-Pacific (the “Termination Payment”) by EFT to the account identified on Exhibit A in two equal installments (each an “Installment Payment”) no later than the dates set forth below (the “Payment Due Dates”).

	Amount	Payment Due Date
Installment 1	$50,000,000.00	July 1, 2024
Installment 2	$50,000,000.00	October 15, 2024

2.Supply Agreement Suspension and Termination.
a.     The Parties shall continue performing their current obligations in the ordinary course under the Supply Agreement through June 30, 2024, including Ingevity’s obligation to purchase and receive 100% of the crude tall oil production at Georgia-Pacific’s mills at Cedar Springs, GA; Monticello, MS; Brunswick, GA; and Claiborne, AL; plus up to the agreed upon monthly volume at the Leaf River Cellulose facility (“June Purchase Obligations”). Notwithstanding the foregoing, in no event will the June Purchase Obligations (including all volumes purchased and received by Ingevity under the Supply Agreement in the month of June 2024 prior to the date of this Agreement) total less than 11,600 tons or more than 12,760 tons of crude tall oil. The Parties’ crude tall oil forecast for June 2024 by facility is attached hereto as Exhibit B, including the purchase price for those volumes. In the event (i) Ingevity purchases and receives less than 11,600 tons of crude tall oil in June 2024 for any reason; or (ii) Georgia-Pacific has volumes produced and ready for shipment by June 30, 2024 not in excess of 12,760 tons and Ingevity fails to purchase and receive those volumes for any reason; then in either case, Ingevity will be required to purchase and receive additional crude tall oil in July 2024 at the price reflected in Exhibit B until it reaches the greater of 11,600 tons (taking into account tonnage of crude tall oil previously purchased and received by Ingevity in the month of June 2024) or the actual volume produced and ready for shipment by June 30, 2024, subject to a maximum of 12,760 tons for all purchases by Ingevity of crude tall oil from Georgia-Pacific in the months of June and July 2024. Ingevity’s obligations under this Section 2(a) are in addition to its payment obligations set forth in Section 1 of this Agreement; no Installment Payment will offset amounts owed to Georgia-Pacific under the Supply Agreement in payment for crude tall oil.
b.    The Parties agree that upon the date of the latter of Ingevity’s payment of Installment Payment 1 and the Parties’ execution of the transition agreement pursuant to Section 2(c) of this Agreement (the “Supply Agreement Suspension Date”), all obligations of the Parties under the Supply Agreement, other than (i) the Parties’ obligations with respect to the June Purchase Obligations, and (ii) any outstanding payment obligations owed to GP for product supplied to Ingevity prior to the Supply Agreement Suspension Date, will immediately and automatically be suspended. Upon receipt by Georgia-Pacific of (x) all amounts owed to Georgia-Pacific for product sold to Ingevity under this Agreement or the Supply Agreement, and (y) the full and unconditional payment of the Termination Payment, the Supply Agreement will immediately and automatically terminate. The Parties agree that the suspension of the Supply Agreement pursuant to this Section 2(b) will include the suspension and discontinuation of any ongoing audit or other activities related to the Audit Rights set forth in Exhibit B to the Supply Agreement. All payment obligations under this Agreement, including the amounts identified at (x) and (y) of this Section 2(b), shall be paid in full no later than October 15, 2024.
c.    The Parties shall enter into a transition agreement (the “Transition Agreement”) in the form attached hereto as Exhibit C to facilitate the orderly transition of Georgia-Pacific’s crude tall oil supply chain and logistics for the facilities at which Ingevity collected crude tall oil through the Supply Agreement Suspension Date, to include at a minimum ongoing pick up and delivery of crude tall oil at Georgia-Pacific mills in rail cars to be delivered to terminals identified by Georgia-Pacific for no fewer than 30 days following the suspension of the Supply Agreement. The Parties shall perform under the Transition Agreement in good faith and any failure to do so will be treated as a breach of this Agreement.
d.    Upon termination of the Supply Agreement pursuant to Section 2(b) of this Agreement, all rights and obligations of Georgia-Pacific and Ingevity under, arising out, of or related to the Supply Agreement shall terminate, including all rights and obligations relating to any breach of the Supply Agreement prior to such termination, other than rights and obligations under this Agreement, including the Parties’ obligations to sell, purchase, receive, and pay for crude tall oil under Section 2(a) of this Agreement (such rights and obligations the “Surviving Rights and Obligations”).
3.Missed Payments. In the event Ingevity fails to make a full and complete Installment Payment to Georgia-Pacific on each Payment Due Date or otherwise fails to perform under Section 1 of this Agreement, Georgia-Pacific shall have as available remedies Interest, Reinstatement, and Liquidated Damages Payment. Each available remedy is defined below and is available to Georgia-Pacific at its sole and absolute discretion. In addition to the below defined remedies, Georgia-Pacific may commence litigation to collect all outstanding amounts owed under this Agreement. The remedies provided for herein are non-exclusive and are provided for in addition to the remedies available at equity and law.
a.Interest. Ingevity shall pay Georgia-Pacific interest on any Installment Payment that is not paid in full on the Payment Due Date a rate of 15% per annum or the maximum rate allowed by applicable law, whichever is lower, accruing daily from the applicable Payment Due Date until the date payment is made in full (the “Interest” remedy).
b.Reinstatement. If Ingevity does not cure its failure to pay an Installment Payment on the applicable Payment Due Date within five business days following notice from GP to Ingevity of such failure, Georgia-Pacific may reinstate the Supply Agreement upon notice to Ingevity, which reinstatement will be retroactive to the applicable Payment Due Date (the “Reinstatement” remedy). The Parties shall resume performance under the Supply Agreement immediately and the applicable price for the first 90 days of performance will be the price set forth in Exhibit B. In the event GP exercises the Reinstatement remedy, payments made by Ingevity to Georgia-Pacific under this Agreement prior to reinstatement of the Supply Agreement will nonetheless remain the property of Georgia-Pacific and will not be subject to offset, recoupment, or recovery by Ingevity in any way or under any circumstance.
c.Liquidated Damages Payment. If Ingevity completes the first Installment Payment and fails to make a full and complete second Installment Payment to Georgia-Pacific by October 15, and Georgia-Pacific elects to pursue Reinstatement as a remedy, Ingevity shall pay to Georgia-Pacific a liquidated damages payment in the amount of $25 million (the “Liquidated Damages Payment” remedy). The Parties agree that the Liquidated Damages Payment is to compensate Georgia-Pacific for the lost revenue, third-party costs and overhead expenses incurred in undertaking the suspension of performance under the Supply Agreement. The Parties further agree that the Liquidated Damages Payment is not a penalty and represents a reasonable and fair estimate of the damages that will be incurred by Georgia-Pacific upon breach of the Agreement by Ingevity.
4.Mutual General Releases. In consideration of the Termination Payment, the Supply Agreement suspension and termination, and other good and valuable consideration, including the consideration set forth in this Agreement, effective upon the full and final payment by Ingevity of the Termination Payment, Georgia-Pacific and Ingevity on their own behalf and on behalf of their respective agents, representatives, members, shareholders, principals, affiliated entities, parents, subsidiaries, officers, directors, attorneys, sureties, insurers, employees, predecessors, successors, heirs, executors, and assigns, and any other persons or entities claiming through them (“Releasors”) do hereby release, acquit and forever discharge the other Party, and the other Party’s respective agents, representatives, members, shareholders, principals, affiliated entities, parents, subsidiaries, officers, directors, attorneys, sureties, insurers, employees, predecessors, successors, heirs, executors, and assigns (“Releasees”) from any and all rights, claims, obligations, debts, demands, causes of action, assessments, charges, damages, loss, liabilities and expenses (including attorneys’ fees, interest and litigation costs) of whatever kind or nature, based on any legal or equitable theory, right of action or otherwise, whether foreseen or unforeseen, known or unknown, suspected or unsuspected, contingent or fixed, accrued or unaccrued, under, arising out of, or related to the Supply Agreement (the “Released Claims”). The Parties further agree that this Agreement is and shall operate as a complete defense to any subsequent action by or on behalf of any Party asserting or purporting to assert any of the Released Claims as set forth in this Agreement. Without limiting the foregoing, the Parties specifically extend this release to include claims that either Party does not know or suspect to exist at the time that this Agreement and the releases contained in this Agreement become effective. Notwithstanding the foregoing or anything else in this Agreement, nothing in this Agreement shall operate to release either Party with respect to the Surviving Rights and Obligations, and these obligations are specifically excluded from the Released Claims. For the avoidance of doubt, this mutual release specifically includes the release of all rights and obligations arising from or related to the Audit Right in the Supply Agreement and any carryover volumes and any incentive payments.
5.Covenant Not to Sue. Each Party acknowledges, covenants, and agrees that it will not institute, further prosecute, or initiate against the other Party (or any other Releasee), any action, lawsuit, or proceeding, or participate in the same, in any forum whatsoever, individually or as a member of a class, under any contract (express or implied), law, or regulation, federal, state, or local, pertaining in any manner to the Released Claims as set forth in this Agreement. In addition, in the event that the Supply Agreement is not terminated in accordance with this Agreement, this Covenant Not to Sue shall terminate effective immediately.
6.Right to Enforce Agreement. Neither the Covenant Not to Sue, nor the Release, nor any other provision of this Agreement shall limit either Party in its ability to file suit against the other Party to enforce the Surviving Rights and Obligations. Ingevity agrees and admits that the amounts owed to Georgia-Pacific under this Agreement qualify as non-dischargeable under 11 U.S.C. §§ 523(a)(19)(B)(ii).
7.No Admission of Liability. Nothing in this Agreement is to be construed as, or deemed to be, an admission by any of the Parties with respect to any claims asserted, or which could have been asserted, under the Supply Agreement. The Parties agree that they have entered into this Agreement in compromise of disputed claims to avoid further expense and litigation, and that such compromise is not an admission of liability or wrongdoing by any Party. For the purposes of this Agreement, neither Party shall be deemed to be prevailing and each Party bears its own legal fees and costs without further claim or counterclaim.
8.Representations and Warranties. Ingevity and Georgia-Pacific hereby represent and warrant as follows:
a.The person signing this Agreement has the right, power, authority, and capacity to execute and deliver this Agreement, and that no third party has rights that affect the validity or legality of this Agreement.

b.Ingevity and Georgia-Pacific are the sole and lawful owners of all right, title, and interest in and to each and every claim and potential claim released herein, and has not previously transferred or assigned, or purported to transfer or assign, to any person or entity, any such released claim or potential claim.
c.Ingevity and Georgia-Pacific have had an opportunity to review this Agreement and the releases in this Agreement with legal counsel regarding the meaning, obligations, and legal implications set forth in this Agreement, and are fully aware of the contents and effect of this Agreement, and that their execution and delivery of this Agreement is voluntary and not the result of any fraud, duress, mistake, or undue influence.
9.Non-Disparagement and Confidentiality. In further consideration of the payment of the Termination Payment and other valuable consideration stated in this Agreement, the Parties, on behalf of their respective present and former officers, directors, partners, stockholders, employees, representatives, agents, affiliates, predecessors, attorneys, parents, subsidiaries, successors, heirs, insurers and assigns hereby covenant and agree that they will not disparage or otherwise defame or slander the other Party, or its respective subsidiaries, affiliates, successors, assigns, or officers related to this Agreement or the Supply Agreement. The Parties shall treat this Agreement and the Supply Agreement and their terms as confidential and each agrees, respectively, that it shall not provide a copy, or disclose a copy of, or any portion of, this Agreement to any person not party to this Agreement. Notwithstanding the foregoing, each Party may disclose this Agreement and its terms to its respective lawyers, accountants, or tax preparers, provided that they agree to maintain the confidentiality of such information, or as is otherwise required by law or court or regulatory body. Each Party agrees, to the extent permitted by law, to provide notice to the other Party within 30 days upon receiving notification from a court or other entity purporting to require disclosure of this Agreement or its terms pursuant to court order or otherwise required by law.
10.Heirs, Successors, and Assigns. This Agreement will inure to the benefit of, and be binding upon, Ingevity and Georgia-Pacific, and their respective heirs, successors, assigns, affiliates, parent corporations, subsidiaries, owners, shareholders, partners, managers, members, officers, agents, employees, and any other person or entity claiming by, or through or under any of them, and each of them.
11.Further Assurances. Ingevity and Georgia-Pacific agree to cooperate fully and execute any and all further documents and to take all further action that may be necessary or appropriate to give full force and effect to this Agreement.
12.Entire Agreement. This Agreement, the Supply Agreement, and the Transition Agreement constitute the entire understanding of the Parties and supersedes any and all prior promises and understandings, whether written or oral. No course of prior dealing between the Parties, no usage of the trade, and no parol or extrinsic evidence of any nature shall be used or be relevant to supplement, explain, or modify any term used in this Agreement. The Parties, and each of them, represent and warrant that they have not executed this Agreement or the other documents referred to in this Agreement in reliance on any promise, representation, or warranty not contained in this Agreement.
13.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument binding on each of the Parties to this Agreement, notwithstanding that all Parties may not be signatories to the same counterpart. Facsimile and email copies of the Agreement and the signatures to this Agreement may be used with the same force and effect as the original. This Agreement shall be deemed fully executed and effective when all Parties have executed at least one of the counterparts, even though no single counterpart bears all such signatures.
14.Headings. Any descriptive headings in this Agreement are inserted for convenience only and are not intended to indicate all of the matter following them. Accordingly, they shall not control or affect the meaning or construction of any of the provisions of this Agreement.
15.Modification Only in Writing. Neither this Agreement nor any provision of this Agreement may be changed, waived, discharged, or terminated, except by a subsequently executed instrument in writing signed by the Party against whom enforcement of the change, waiver, discharge, or termination is sought.
16.Construction and Choice of Law. This Agreement shall be construed and interpreted to effectuate the intent of the Parties, which is to provide for the termination of the Supply Agreement and resolve completely those claims and disputes between the Parties, as more fully described in this Agreement. If any provision of this Agreement is held invalid, void, or unenforceable by operation of law or in court, the remainder of this Agreement shall remain in full force and effect and may be independently enforced to the fullest extent permitted by law. The Agreement shall be construed in accordance with the laws of the State of Delaware independent of the application of any principles of conflict of or choice of laws.
17.Forum Selection; Waiver of Jury Trial. Any legal action arising out of or concerning a dispute, controversy or claim pursuant to, in connection with or in relation to this Agreement, shall be subject to the exclusive jurisdiction of, the U.S. District Court for Delaware, or the Circuit Court of the County of New Castle, Delaware. Each party expressly submits to the venue and jurisdiction of the foregoing courts, and further agrees that, in the event of any action or suit as to any matters of dispute among the parties, service of process may be made upon the other parties by mailing a copy of the summons and/or complaint to such other party at the address set forth in Section 19. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
18.No Waiver. No failure to exercise and no delay in exercising any right, power, or remedy under this Agreement shall impair any right, power, or remedy which any Party may have, nor shall any such delay be construed to be a waiver of any such right, power, or remedy, or any acquiescence in any breach or default under this Agreement; nor shall any waiver of any breach or default of any Party under this Agreement be deemed a waiver of any default or breach subsequently occurring. All rights and remedies granted to any Party under this Agreement shall remain in full force and effect notwithstanding any single or partial exercise of, or any discontinuance of, any action begun to enforce any such right or remedy.
19.Notice. All communications or notice to be provided pursuant to or in connection with this Agreement shall be in writing and shall be sent by overnight express mail or first-class mail (receipt confirmed) to the following individuals:

If to Ingevity:	If to Georgia-Pacific:
Ingevity Corporation 4920 O’Hear Ave., Suite 400 North Charleston, SC 29405 Attn: General Counsel	Georgia-Pacific LLC 133 Peachtree St NE Atlanta, Georgia 30303 Attn: Deputy General Counsel, Packaging & Cellulose

[Signatures appear on the following page.]

EACH OF THE UNDERSIGNED HAS READ THE FOREGOING AGREEMENT AND MUTUAL RELEASES, AND FULLY UNDERSTANDS AND AGREES TO ALL PROVISIONS.

INGEVITY CORPORATION

By:	/S/ JOHN C. FORTSON
John C. Fortson
President and CEO

GP PINE CHEMICALS, LLC

By:	/S/ PATRICK J. BOUSHKA
Patrick J. Boushka
EVP - Packaging & Cellulose

Exhibit A
Account for Termination Payment

Bank:  [*****]
Bank ABA No. [*****]
Account No.:  [*****]
Account Name:  [*****]

Exhibit B
Crude Tall Oil Purchase & Collection Commitment
(all volumes in short tons)

Facility	June 2024 Forecast
Monticello, MS	[*****]
Cedar Springs, GA	[*****]
Claiborne, AL (Alabama River)	[*****]
Brunswick, GA	[*****]
Leaf River	[*****]
TOTAL	[*****]

Ingevity purchase price per ton for June 2024 purchases: [*****].
If Georgia-Pacific elects Reinstatement of the Agreement pursuant to Section 3.b., Ingevity’s purchase price per ton for the first 90 days of performance following Reinstatement shall be [*****].

Exhibit C
TRANSITION AGREEMENT
This Transition Agreement (“Transition Agreement”) is made and executed as of July 1, 2024 (the “Effective Date”), by and between GP Pine Chemicals, LLC, a Delaware limited liability company “GP”), and Ingevity Corporation, a Delaware corporation (“Ingevity”). Each of GP or Ingevity may be referred to in this Transition Agreement individually as a “Party” or they may collectively be referred to as the “Parties”.
RECITALS
WHEREAS GP and Ingevity are parties to the Crude Tall Oil Supply Agreement dated March 8, 2018, as amended from time to time, most recently by the Second Amendment to the Crude Tall Oil Supply Agreement dated March 1, 2023 (the “Supply Agreement”);
WHEREAS GP and Ingevity executed a Confidential Termination Agreement and Release (the “Agreement”) on July 1, 2024, pursuant to which performance under the Supply Agreement is expected to be suspended on July 1, 2024 and terminated on or prior to October 15, 2024 upon Ingevity’s payment of Installment 2 of the Termination Payment; and
WHEREAS the Parties desire to facilitate the orderly transition of GP’s crude tall oil supply chain and logistics for certain facilities at which Ingevity collected crude tall oil under the Supply Agreement;
    NOW THEREFORE, in consideration of the foregoing recitals, which are incorporated into this Agreement by reference, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Part of the Agreement. This Transition Agreement is made under and pursuant to the Agreement. All capitalized terms not defined herein are as defined in the Agreement. Section 10 and Sections 12 through 19 (inclusive) of the Agreement apply in full force to this Transition Agreement.

2.General Cooperation. The Parties shall cooperate and work together to provide for an orderly transition of supply chain management for the pickup and transport of crude tall oil from GP’s mills in Brunswick GA, Claiborne, AL (Alabama River Cellulose), Monticello, MS, and Cedar Springs, GA (the “GP Mills”) as set forth below. The Parties acknowledge that such cooperation is for the benefit of GP and is essential for the uninterrupted operation of the GP Mills.

3.Rail Cars.
a.Short-term. During the months of July and August 2024, Ingevity shall cooperate with GP to ensure GP’s Mills have sufficient railcar support for the pick up and transport of crude tall oil (the “Railcar Cooperation”). The Parties anticipate such cooperation may require the short-term use of up to sixty (60) railcars currently leased by Ingevity (“Ingevity Railcars”). The Parties will discontinue such Railcar Cooperation as soon as GP advises Ingevity that it can reasonably arrange alternate transportation, but in no event shall such Railcar Cooperation continue past August 31, 2024 without the Parties’ mutual written agreement. GP shall be responsible for all costs, damages and liabilities associated with the use of Ingevity Railcars while such railcars are used at GP’s direction to transport GP crude tall oil.

i.Redirection of Railcars. Upon GP’s determination, at its sole discretion, that an Ingevity Railcar is no longer needed during the Railcar Cooperation period described above, GP will redirect such empty railcar (the “Surplus Railcar”) to a destination as directed by Ingevity. GP shall coordinate with Ingevity so that each Surplus Railcar is sent back to Ingevity promptly after unloading so that Ingevity is not made to pay for any empty Surplus Railcar move from a GP Mill. Once GP has communicated that an Ingevity Railcar has become a Surplus Railcar, GP shall no longer be responsible for any costs associated with the use or transport of that Surplus Railcar, including but not limited to transit or demurrage costs. The Parties will communicate regularly over email and in weekly meetings to most efficiently redirect Surplus Railcars as requested by Ingevity, while avoiding unnecessary supply chain costs related to such redirection.

b.Long-term. From the Effective Date through and including September 30, 2024, at GP’s option and promptly following written notice from GP to Ingevity, the Parties shall cooperate to negotiate and conclude the assignment from Ingevity to GP of one or more riders of railcar leases currently held by Ingevity, as identified by GP in its sole discretion. Such assignment shall include up to sixty (60) railcars; Ingevity will cooperate with GP to arrange the most efficient assignment based on the number of railcars in the riders and GP’s preferred leases. Such assignment shall include but not be limited to the provision that Ingevity shall be liable for pre-assignment liabilities (e.g., corrosion to the car liners) and GP shall be liable for post-assignment liabilities. If and as railcars are assigned over to GP and arrive at the designated location prior to August 31, 2024, the Parties shall cooperate to identify an equivalent transition of Ingevity Railcars to Surplus Railcars pursuant to Section 3.a. above.

4.Storage tanks. From the Effective Date through and including September 30, 2024, the Parties shall cooperate to consider and negotiate the potential assignment of one or more storage tanks currently leased by Ingevity. If any such assignment is concluded, it shall include but not be limited to the provision that Ingevity shall be liable for pre-assignment liabilities and GP shall be liable for post-assignment liabilities. Additionally, the Parties shall negotiate in good faith a one-time fee payable from Ingevity to GP for the actual or estimated cleaning costs of such tank(s) related to the term when Ingevity utilized the storage tank(s).

5.Termination. Upon the later of (i) the expiration of the short-term transition period as specified in Section 3.a. above or (ii) the assignment of railcars and tanks from Ingevity to GP by September 30, 2024, this Transition Agreement shall terminate. Unless otherwise agreed in writing by and between the Parties, in no event shall this Transition Agreement extend beyond October 15, 2024.

6.Mutual Releases. All rights, obligations, and liabilities contained in or resulting from this Transition Agreement are expressly hereby excluded from the Released Claims. Nothing in the Agreement or this Transition Agreement shall impose a covenant not to sue to enforce this Transition Agreement or the Agreement.
[Signatures appear on the following page.]

EACH OF THE UNDERSIGNED HAS READ THE FOREGOING AGREEMENT AND MUTUAL RELEASES, AND FULLY UNDERSTANDS AND AGREES TO ALL PROVISIONS.

INGEVITY CORPORATION By: Name: Title:
GP PINE CHEMICALS, LLC By: Name: Title: